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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                         Date of Report: October 1, 2009

                             Franklin Wireless Corp.
             (Exact name of registrant as specified in its charter)

        California                 0-11616                95-3733534
(State or other jurisdiction     (Commission           (IRS Employer
      or incorporation)          File Number)         Identification No.)

          5440 Morehouse Drive, Suite 1000, San Diego, California 92121
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (805) 623-0000

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






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SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

         ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         See response to Item 2.01 below.

SECTION 2 - FINANCIAL INFORMATION

         ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

         On October 1, 2009, the Company completed the acquisition of approximately 50.6% of the outstanding capital stock of Diffon Corporation, a South Korean corporation ("Diffon").

         The acquisition involved two separate but related transactions.

         In the first transaction the Company entered into a Share Exchange Agreement, dated October 1, 2009 with two major shareholders of Diffon (the "Diffon Shareholders"). The Company issued the Diffon Shareholders an aggregate of 550,000 shares of the Company's Common Stock in exchange for 440,000 shares of capital stock of Diffon, representing approximately 20.1% of the outstanding capital stock of Diffon. Under the Agreement, the Diffon Shareholders, acting together, have an unconditional right of rescission for one year, so that they may elect to return the Company Common Stock received by them and receive the Diffon shares in return.

         In the second transaction, pursuant to a Common Stock Purchase Agreement dated October 1, 2009, the Company purchased 666,667 newly-issued shares of Diffon, representing approximately 30.5% of the outstanding capital stock of Diffon after giving effect to the issuance, for cash in the amount of $833,333. The Agreement provides that at the Closing the Board of Directors of Diffon will be fixed at five directors, including two directors to be designated by the Company, and that the Company, Diffon and the Diffon Shareholders will enter into a Shareholders' Agreement concerning ownership of the Diffon shares and certain other matters.

         The Shareholders' Agreement, also dated October 1, 2009, (i) provides for restrictions on transfer of Diffon shares by the Diffon shareholders, (ii) grants the Company a right of first refusal to purchase the Diffon shares held by the Diffon Shareholders, (iii) grants the Company a right of first refusal to purchase any new shares offered by Diffon, (iv) provides for certain "co-sale" rights and "drag-along" rights in the event of a sale of Diffon, (v) grants the Company registration rights with respect to its Diffon shares, (vi) provides that the consent of the Company is required before Diffon can enter into certain major transactions, (vii) grants the Company certain antidilution protection with respect to its Diffon shares, and (viii) requires the Diffon Shareholders to return a portion of the Company shares received by them if Diffon does not meet certain performance milestones. The Shareholders' Agreement also provides that the two persons to be initially appointed to the Diffon Board of Directors are OC Kim, President and a director of the Company, and Joon Won Jyoung, a director of the Company.


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         As part of the transaction the Company and Diffon entered into a
Product Supply and Purchase Agreement, dated October 1, 2009, by which Diffon agrees to supply wireless data products to the Company. The agreement is for an initial term of five years, with successive three year renewal terms. Under the Agreement, Diffon agrees to supply its products exclusively to the Company.

         As a result of the transactions, the Company owns approximately 53% of the outstanding Common Stock of Diffon.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

         See response to Item 2.01 above.

         The Company believes that the issuance of the shares of Common Stock was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and Regulation S thereunder.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

         ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS


         10.1 Common Stock Purchase Agreement, dated October 1, 2009, between Franklin Wireless Corp. and Diffon Corporation

         10.2 Share Exchange Agreement, dated October 1, 2009, between Franklin Wireless Corp., Ji Ho Cho and Seok Kwon Hong

         10.3 Product Supply and Purchase Agreement, dated October 1, 2009, between Franklin Wireless Corp. and Diffon Corporation

         10.4 Shareholders Agreement, dated October 1, 2009, between Franklin Wireless Corp., Ji Ho Cho and Seok Kwon Hong and Diffon Corporation

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                FRANKLIN WIRELESS CORP.

Date: October 21, 2009                          By: /s/ OC Kim
                                                    ---------------------------
                                                    OC Kim, President